PINCOCK, ALLEN & HOLT
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Exhibit 14.1 To
Form 20-F

May 19, 2004

Silver Standard Resources Inc.
Suite 1180, 999 West Hastings Street
Vancouver, BC
Canada V6C 2W2

Dear Sirs:

Re: Reports on the Manantial Espejo Project, Argentina; and Shafter Project, Texas.

Pincock, Allen & Holt, a division of Hart Crowser Inc.:

o	has reviewed the summary of the estimate of resources at the Manantial Espejo Project in Argentina and Shafter Project in Texas included in the Form 20-F for the year ended December 31, 2003 of Silver Standard Resources Inc. (“Silver Standard”);

o	confirms that each summary of an estimate of resources concurs with the estimate contained in our reports prepared for the Manantial Espejo Project in Argentina and Shafter Project in Texas;

o	consents to being referenced in the Form 20-F for the year ended December 31, 2003 of Silver Standard; and

o	consents to this consent being filed as an Exhibit to the Form 20-F for the year ended December 31, 2003 of Silver Standard.

Yours Sincerely,

PINCOCK, ALLEN & HOLT

Per:

"Mark G. Stevens"

MARK G. STEVENS, C.P.G.
Chief Geologist

A Division of Hart Crowser
274 Union Boulevard, Suite 200
Lakewood, Colorado 80228-1835
Fax 303.987.8907Tel
303.986.6950